Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is between you, Paula Oyibo (for yourself, your spouse, heirs, representatives and assigns) (“Employee”), and Ulta Inc. (“Ulta”). Employee and Ulta (collectively “the Parties”) agree to the terms and conditions of this Agreement set forth below.

1)

Separation Date. Employee acknowledges that Employee will end her employment with Ulta effective June 24, 2025 (the “Separation Date”). On the Separation Date, the Employee shall also be deemed to have resigned from all positions she holds as (i) a director or officer of all subsidiaries and affiliates of the Company, and (ii) all fiduciary positions (including as a trustee) that the Employee holds with respect to any employee benefit plans or trusts established by the Company or any of its subsidiaries or affiliates. The Employee hereby agrees to execute such further document(s) or other instruments and take such further actions as shall be determined by the Company as necessary or desirable to give effect to the foregoing. For the avoidance of doubt, as of the Separation Date, the Employee shall no longer be a participant in the Executive Change in Control and Severance Plan (the “Change in Control Plan”) and shall not be eligible to participate in any Company severance policy.

2)	Benefits Regardless of whether this Agreement is Signed:
a)

Employee is entitled to continue, after Employee’s Separation Date, any insurance benefits authorized under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided the Employee is eligible for and timely and properly elects COBRA coverage. If Employee fails to timely and properly complete the appropriate COBRA paperwork and Employee’s insurance coverage lapses as a result, Employee agrees that Employee will not hold Ulta liable for any benefit coverage or benefits lost, or for any other damages that may result.

b)

Employee will be paid for all salary and unused vacation time accrued through Employee’s Separation Date, as well as business expenses that were incurred in compliance with Ulta policy prior to the Separation Date.

3)

Separation Benefits. Subject to (i) the Employee timely signing and not revoking this Agreement as described in Paragraph 15 and (ii) Employee’s performance of Employee’s continuing obligations pursuant to this Agreement, including, without limitation, Employee’s compliance with the provisions set forth under Paragraph 11, Employee will receive a separation benefit consisting of:

a)

Twenty-four (24) months of severance at Employee’s salary prior to the Separation Date, for a total amount of $1,508,000, less applicable withholdings and deductions, payable in bi-weekly installments over a period of twenty-four (24) months, with the first of such installments to occur within (twenty-one) 21 days following the effective date of the Agreement.

b)	The annual target bonus for fiscal year 2025 of $754,000, less applicable withholdings and deductions, payable in a lump sum within (twenty-one) 21 days following the effective date of the Agreement.
c)

To the extent Employee is eligible and timely elects benefit continuation coverage under COBRA, the Company will pay the monthly COBRA premiums for benefit coverage continuation for her and her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Separation Date for a period of up to eighteen (18) months.

d)

Outplacement services from the Company’s outplacement provider of Challenger, Gray & Christmas, with the services to be at such provider’s C-suite transition level package and to continue for no less than a 12-month period. Employee may commence such services anytime in the 120-day period following the Separation Date.

4)

General Release. In exchange for the separation benefits described in Paragraph 3 above, to which the Employee acknowledges that the Employee is not otherwise entitled, Employee is waiving and releasing the Released Parties (defined below) from any and all known or unknown claims and causes of action Employee has or may have, as of the day Employee signs this Agreement, against Ulta arising out of Employee’s employment with Ulta, including Employee’s separation from employment. The claims Employee is releasing include, but are not limited to, the following:

a)

claims, actions, causes of action, rights or liabilities arising under Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Act of 1966, the Age Discrimination in Employment Act (“ADEA”) if applicable, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Lilly Ledbetter Fair Pay Act, the Workers Adjustment and Retraining Notification Act (“WARN”), Illinois WARN, and the Illinois Human Rights Act, all as amended, and any other federal, state, municipal, or local employment discrimination, harassment or retaliation statutes including, but not limited to, claims based on age, sex, race, color, ethnicity, religion, national origin, citizenship, immigration status, marital status, gender, gender identity and expression, genetic information, sexual orientation, ancestry, parental status, reproductive health decision making, protected off-duty conduct, disability, and veteran status, or any allegation that payment under this Agreement was affected by any such discrimination, harassment, or retaliation, failure to accommodate or failure to engage in the interactive process;

b)	claims, actions, causes of action, rights or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation;
c)

all claims that Employee has been adversely affected by a discriminatory pay decision or other discriminatory practice, including, but not limited to, claims that compensation Employee received has been reduced because of discrimination based on gender, race, national origin, age, or disability;

d)

all claims to any payment or regarding the calculation of Employee’s payment under Ulta’s Corporate Management Bonus Plan for Executives or any other bonus, incentive compensation, vacation, Illinois Paid Leave or other paid time off program offered by Ulta;

e)

any rights to become a member of any class in a case in which claims are asserted against Ulta that relate in any way to Employee’s employment or Employee’s separation from employment with Ulta. If Employee is made a member of a class in any proceeding, Employee will opt out of the class at the first opportunity (and/or not opt in); and

f)

any other claim whatsoever including, but not limited to, claims for severance pay, breach of contract, promissory estoppel, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, plus any other common law, statutory or other claim whatsoever arising out of or relating to Employee’s employment with and separation from employment with Ulta or any Released Parties.

5)

Exclusions From General Release. Excluded from the General Release in Paragraph 4 above are: (i) any claims which Employee may make under state workers’ compensation or unemployment laws; (ii) ANY RIGHTS WHICH BY LAW EMPLOYEE CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), provided, in connection with any charges filed by or on behalf of Employee with the EEOC or similar state or local Government Agencies, Employee hereby waives Employee’s right to recover any damages or other relief; (iii) claims of unlawful employment practices that accrue after the date of execution of this Agreement; (iv) any claims to indemnification to which Employee may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies or applicable law with respect to the period of Employee’s employment; and (v) any vested benefits under the Ulta 401(k) plan and non-qualified deferred compensation plan. Notwithstanding any other provision in this Agreement, Employee understands that the Non- Disclosure of Confidential Information, Cooperation In Future Legal Matters and Non- Disparagement of Employer provisions in Paragraphs 11(b), 11(c) and 11(d) or any other provisions do not limit Employee’s ability to (i) initiate, testify, assist, comply with a subpoena from or participate in any manner with an investigation conducted by the appropriate local, state, or federal agency; (ii) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Ulta. This Agreement also does not limit Employee’s rights to receive an award for information provided to any Government Agency, including, but not limited to any right to claim an award pursuant to Section 21F of the Securities Exchange Act of 1934. Further, nothing herein restricts Employee from challenging the knowing and voluntary nature of this Agreement’s release of claims under the ADEA, as amended.

6)

Released Parties. The term “Released Parties” includes Ulta and Ulta’s past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind. The term “Released Parties” also includes Ulta’s parent, subsidiaries, affiliated entities and their past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind.

7)

Employee Acknowledgments. Employee also agrees that Employee: (i) has no lawsuits, claims, or actions pending in the Employee’s name, or on behalf of any other person or entity, against the Released Parties; (ii) does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Released Parties; (iii) will be paid for all time worked during the final payroll period (which includes the Separation Date) regardless of whether Employee signs this Agreement, however, Employee also represents that Employee has already been paid for all hours worked in all preceding payroll periods (prior to the final payroll period); (iv) has received all Family Medical Leave Act leave or other leave which Employee requested and for which Employee was eligible under law and/or Ulta policy; (v) has not suffered any on-the-job injury for which Employee has not already filed a claim; and (vi) has communicated in writing to Ulta management any facts, theories, or other information which Employee believes show or may show that Ulta or its representatives have violated federal tax law, state or local tax law, or any other law. Employee has received reimbursement of any business expenses reimbursable in accordance with Ulta’s reimbursement policy.

8)

No Other Payments or Benefits. Except for the payments and benefits provided for in Paragraph 2 of this Agreement, and those accrued but unused benefits and obligations to which the Employee is entitled, the Employee hereby acknowledges and agrees that the Employee is not entitled to any other compensation or benefits of any kind from the Company or any of its subsidiaries or affiliates, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program. The obligations of the Company under Paragraph 3 of this Agreement reflect consideration provided to the Employee over and above anything of value to which the Employee already is entitled, and the Employee acknowledges and agrees that no other sums or amounts are or will be due or owing to her and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied.

9)

Return of Employer Property. On or before Employee’s Separation Date, Employee must return to Ulta all Ulta property in Employee’s possession or control, including but not limited to credit/calling cards, cell phone, information technology equipment (other than the Employee’s laptop, iPad, printer and monitors which the Company agrees Employee can retain), parking tag, documents and records . Employee agrees not to delete information from any Ulta devices. Employee further agrees that Employee will not keep, transfer, or use any copies or excerpts of the above items. To the extent any Ulta information was in electronic form on a device, personal email, or cloud account owned or controlled by Employee, Employee will: (i) return to Ulta any portable storage devices containing any information of Ulta; (ii) make available to Ulta or its agent any such devices to sever your continued access to Ulta’s information or business records through such devices and irretrievably delete all Ulta information or business records maintained or stored on such equipment; and (iii) authorize and permit such other actions as Ulta, in its sole discretion, deems necessary to sever access to or otherwise delete all Ulta information or business records maintained or stored on such equipment.

10)

Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of Employee’s Ulta employee benefits, including but not limited to vacation accrual, shall cease upon Employee’s Separation Date.

11)	Employee Covenants and Obligations.
a)

Restrictive Covenants. Employee will comply with the post-termination restrictive covenants, including the covenants with respect to non-competition, non-solicitation and non-inducement of customers, non-solicitation and non-inducement of employees and non-interference with vendors and suppliers, set forth in Section 3 of the Confidential Information & Protective Covenants Agreement executed by Employee and Ulta dated April 9, 2025 (“CIPCA”) and attached hereto as Exhibit A, which are incorporated into this Agreement by reference and remain valid, except that the Restricted Period shall be twenty-four (24) months rather than twelve (12) months, in exchange for the separation benefits being provided hereunder.

Notwithstanding the terms of this Agreement or the CIPCA, the parties agree that nothing in this Agreement or the CIPCA shall prevent Employee from working for (i) any  beauty brand that operates principally as a manufacturer, distributor, importer or marketer of skin-care, hair-care, makeup, fragrance, personal care or beauty tools and devices, or (ii) any retailer that is not a Specialty Beauty Retailer, which capitalized term means any business whose operations are materially devoted to retail sales of beauty-related products or services to consumers, whether in-store or online; provided that the parties agree that each  of Sephora, Sally Beauty, Bath & Body Works, Amazon, Target, Walmart, Costco, Macy’s, Nordstrom, Neiman’s, Saks, Kohl’s, CVS, Walgreens, TJX, Marshalls, Ross, Tiktok, Rednote, Olive Young and their subsidiaries is a “Competitor” and provide “Competitive Products or Services” under the CIPCA and is subject to the terms of the CIPCA without modification by this paragraph.

b)

Non-Disclosure of Confidential Information. Employee previously acknowledged and agreed to the terms and conditions contained in the CIPCA, and those terms and conditions remain in full force and effect following the Separation Date. Employee further agrees that on or prior to the Separation Date, Employee will deliver to Ulta all Confidential Information (as defined in the CIPCA) that Employee possesses or that is under Employee’s control.

c)

Cooperation In Future Legal Matters. Employee further agrees from and after Employee’s Separation Date to make Employee available to Ulta, its legal counsel and other advisors to provide reasonable cooperation and assistance to Ulta with respect to areas and matters in which Employee was involved during Employee’s employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta, and to provide to Ulta, if requested, information and other assistance relating to ongoing matters of interest to Ulta. Barring a legal prohibition to the contrary, Employee further agrees to notify Ulta immediately if Employee is contacted by any third party related to such threatened or actual investigation, regulatory matter and/or litigation concerning Ulta. In these events, Ulta will take into consideration Employee’s personal and business commitments, give Employee as much advance notice as is reasonably possible, and ask that Employee be available at such time or times as are reasonably convenient to Employee and Ulta. Ulta agrees to reimburse Employee for the reasonable out-of-pocket expenses Employee incurs as a result of Employee complying with this provision, subject to Employee’s submission to Ulta of documentation substantiating such expenses as Ulta may require. Further, Employee agrees that Employee will not voluntarily participate in or assist in any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta unless requested to do so by Ulta or required by legal process, and then only as so requested or required.

d)

Non-Disparagement of Employer. Employee further agrees that, subject to Paragraph 5, from the date on which Employee signs this Agreement forward, Employee shall not maliciously take any actions or maliciously make any verbal or written statements to the public, future employers, current, former, or future employees of Ulta, or any other third party which may reflect negatively on Ulta, its affiliates, or its or their officers, directors, managers, employees, products, services, or business practices, except as may be permitted by law. Employee also represents and warrants that, subject to the exceptions in Paragraph 5, Employee has not taken any such actions or made any such statements up until the date on which Employee signs this Agreement. Nothing in this paragraph or any other part of this Agreement, however, is intended to prevent Employee from testifying truthfully under subpoena or as may otherwise be required by law.

12)	No Reemployment. Employee acknowledges and agrees that Employee has no right to reemployment nor is Ulta Beauty under any obligation to rehire Employee.
13)	Non-Admissions. The fact and terms of this Agreement are not an admission by Ulta of liability or other wrongdoing under any law or otherwise.
14)	Additional Employee Acknowledgments. Employee also agrees that:
a)	Employee is entering into this Agreement knowingly and voluntarily;
b)	Employee has been advised by this Agreement to consult with an attorney or representative of Employee’s choice before signing this Agreement;
c)	Employee acknowledges that Employee was given the opportunity to consider the Agreement for twenty-one (21) days after initially receiving this Agreement;
d)	Employee understands that if Employee does not sign the Agreement by July 22, 2025, then the Agreement shall be void; and
e)	Employee is not otherwise entitled to the separation benefits described in Paragraph 3 of this Agreement.
15)

Revocation/Payment. After Employee signs this Agreement, Employee will have seven (7) days to revoke it if Employee changes their mind. If Employee chooses to revoke the Agreement, Employee should deliver or email a written revocation to Anita Ryan, Chief Human Resources Officer, Ulta Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440 or dbyrne@ulta.com within seven (7) days after Employee signs it. If Employee does not timely revoke this Agreement, Employee will receive the separation benefits described in Paragraph 3 above.

16)

Tax Treatment and Indemnification. Employee understands and agrees that Ulta is not providing any tax or legal advice in connection with this Agreement, and that Ulta makes no representations regarding tax obligations or consequences, if any, related to this Agreement. Employee agrees that Employee shall be exclusively responsible for the payment of all federal and state taxes that may be due as a result of the payments made under this Agreement. Employee hereby agrees to indemnify and hold harmless the Released Parties from payment of taxes, interest or penalties that may be required by any governmental agency at any time as a result of payment of the severance pay and benefits to Employee as set forth herein. In addition, the parties intend that any payments contemplated by this Agreement shall constitute “short-term deferral” and are not “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In no event will Ulta have any liability with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

17)

Entire Agreement. Employee acknowledges that this Agreement constitutes and reflects the entire agreement regarding Employee’s separation from employment with Ulta and that it supersedes any prior agreement or understanding, written or unwritten, regarding Employee’s employment or separation from employment with Ulta, including but not limited to any Company severance policy or the Change in Control Plan. Notwithstanding the foregoing, this Agreement shall not override or supersede Employee’s obligations under, and Employee shall continue to be bound by and subject to the terms of, any applicable equity award agreements, the Company’s Senior Leadership Clawback Policy and the CIPCA, except as amended by Paragraph 11(a) of this Agreement.

18)

Choice of Law/Severability. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois. The venue for any dispute over the terms of this Agreement shall be the Northern District of Illinois or Will County Circuit Court, in Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.

19)

Enforcement/Remedies. Employee acknowledges and agrees that, in the event Employee breaches any of the provisions of this Agreement, Ulta will suffer immediate and irreparable damage and for which Ulta has no adequate remedy at law. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Ulta shall be entitled to seek and obtain enforcement of this Agreement by means of a decree of specific performance, a temporary restraining order, and/or a preliminary or permanent injunction, without first posting bond and without notice, in addition to any other legal or equitable remedies which may be available, including the right to receive monetary damages. All of Ulta’s remedies for breach shall be cumulative and the pursuit of one remedy shall not preclude any other remedies. Employee also agrees and understand that Employee’s entitlement to and retention of the benefits the Company has agreed to provide to Employee pursuant to Paragraph 3 of this Agreement is expressly conditioned upon Employee’s fulfillment of the promises herein and any applicable post-employment restrictive covenants. Employee agrees, to the extent permitted or required by law, that should Employee materially breach any portion of this Agreement or any post-employment restrictive covenant that any amounts payable or paid to Employee, as applicable, pursuant to Paragraph 3 of this Agreement shall no longer be payable and the Company will seek repayment of all but one-thousand dollars ($1,000) of the payments made to Employee.

20)

Effective Date. Employee agrees that this Agreement and Employee’s entitlement to benefits under this Agreement do not become effective until signed by both Parties and the revocation period in Paragraph 15 has expired.

21)

Counterparts.  This Agreement may be executed in multiple counterparts, including by facsimile or electronic signature, each of which, taken together, will constitute one and the same instrument.  The execution and delivery of this Agreement, by or on behalf of a party, by electronic signature or electronic transmission, including via Docusign or other similar method, constitutes the execution and delivery of a counterpart of this Agreement by or on behalf of such party and will bind such party to the terms of this Agreement.

Employee:

Name: Paula Oyibo

Signature:	/s/ Paula Oyibo
Date:	July 21, 2025

ULTA INC.

By:	/s/ Anita Ryan
Name: Anita Ryan
Title: Chief Human Resources Officer
Date:	July 21, 2025

Exhibit A

Confidential Information & Protective Covenants Agreement